Exhibit 19.1

1.0
Purpose

Day One Biopharmaceuticals, Inc. (the “Company,” “we,” “us” or “our”) is committed to promoting high standards of honest and ethical business conduct and compliance with laws, rules and regulations. Because stock is an important part of the Company’s compensation program, our Board of Directors (“Board”) has adopted this Insider Trading Policy (“Policy”) governing the purchase, sale and other dispositions of the Company’s securities by the individuals and entities covered by this Policy to promote compliance with insider trading laws, rules and regulations, as well as applicable stock exchange listing standards.

Insider trading happens when someone who is in possession of material nonpublic information (“MNPI”) trades securities on the basis of that information or discloses MNPI to someone else who trades on the basis of that information.

If you are considering trading our stock or other securities, please keep these three key points in mind:

• Never buy or sell our securities based on MNPI;

• Keep all MNPI confidential, including from your family and friends; and

• When in doubt about whether you have MNPI, ask before trading.

You are responsible for understanding and following this Policy and for the consequences of any actions you may take. Our Chief Compliance Officer or Chief Financial Officer will assist with implementing, interpreting and enforcing this Policy, pre-clearing trading activities of certain people, and pre-approving any Rule 10b5-1 Plans (plans that permit insiders to sell Company securities on a pre-determined schedule that the insider does not control, discussed more fully later in this Policy).

2.0
Scope

This Policy applies to our employees, contractors, consultants and Board members, as well as to their immediate family members, people sharing their households and anyone subject to their influence or control. It also applies to entities such as venture capital funds, partnerships, trusts and corporations that are associated or affiliated with our employees, contractors or consultants and Board members. An “immediate family member” under this Policy means any child, stepchild, parent, stepparent, spouse, domestic partner, sibling, mother-in-law, father-in- law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a person security holder, and includes any person (other than a tenant or employee) sharing the household of that person. We will refer to all of these individuals and entities in this Policy collectively as “Insiders.” Notwithstanding the foregoing, this Policy shall not apply to any venture capital fund or other entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) other than for an Employee, officer or directors own account if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws.

Additional trading restrictions in this Policy apply to our officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and directors (together with the officers, the “Section 16 Insiders”) and to the individuals listed on Exhibit A (“Designated Insiders”) who are not Section 16 Insiders but who have regular access to MNPI in the normal course of their job. The list of Designated Insiders may be modified by our Chief Compliance Officer or Chief Financial Officer.

If you are aware of MNPI when your employment or service relationship with the Company ends, you still may not trade our securities until that MNPI has become public or is no longer material.

Printed or downloaded documents must be verified against the effective version.

CONFIDENTIAL INFORMATION

Do not distribute outside of Day One Biopharmaceuticals Inc. without a confidentiality agreement.

Exhibit 19.1

Additionally, the Company will not transact in its securities unless in compliance with U.S. securities laws.

The primary purpose of this Policy is to prevent people who are in possession of MNPI from trading in our stock or other securities on the basis of that MNPI or disclosing MNPI to someone else who trades on the basis of that information.

“Material information” is information about the Company, positive or negative, that a reasonable stockholder would consider important in making a decision to purchase or sell the Company’s securities. Material information can be positive or negative and can relate to virtually any aspect of the Company’s business or its securities.

Examples of material information may include:

• financial information (especially cash balance, burn and runway);

• significant regulatory communications;

• timing and achievement of major development milestones;

• results of studies and trials;

• entry into a new commercial agreement or termination of an existing commercial agreement;

• mergers or acquisitions;

• important pipeline expansion;

• significant cybersecurity incidents or data breaches;

• significant new litigation or regulatory inquires or developments in existing litigation or inquires;

• significant developments in borrowings, or financings or capital investments;

• significant changes in corporate strategy;

•
restatements of historical financial statements;

• stock offerings or stock splits; and

• changes in senior executive management or our Board.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could result in material information. Determination of what may constitute material information will depend upon the facts and circumstances in each particular situation.

“Nonpublic” means that the confidential information has not yet been shared broadly outside the Company. Please remember as well that we may possess confidential information relating to or belonging to our collaborators, partners or other third parties and that it is equally important that we treat this information with the same care with which we treat our own information. If you are not sure whether information is considered public, you should either consult with our Chief Compliance Officer or Chief Financial Officer or assume that the information is nonpublic and treat it as confidential.

This Policy applies to all transactions involving our securities, including common stock, restricted stock units (“RSUs”), options and warrants to purchase common stock and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock, convertible notes, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded options.

Printed or downloaded documents must be verified against the effective version.

CONFIDENTIAL INFORMATION

Do not distribute outside of Day One Biopharmaceuticals Inc. without a confidentiality agreement.

Exhibit 19.1

3.0
Delegation of activities

Responsible roles identified in this policy may delegate an activity to a qualified delegate but retain accountability for the outcome.

4.0
Definitions and key terms

Refer to GUI-004 Day One Glossary

5.0
Policy
5.1
Prohibited Activities and Other Restrictions
5.1.1
Insider Restrictions

The following is a list of prohibited activities for all Insiders:

•
Trade our securities while in possession of any MNPI (other than pursuant to a 10b5-1 Plan entered into in accordance with this Policy).
•
Trade our securities outside of a Trading Window or during a Blackout Period designated by our Chief Compliance Officer or Chief Financial Officer (other than pursuant to a 10b5-1 Plan entered into in accordance with this Policy). See the definition of “Trading Window” “Blackout Period” below.
•
Unless approved in advance by our Chief Compliance Officer or Chief Financial Officer, make a gift, charitable contribution or other transfer without consideration, of our securities during a period when the Insider cannot trade.
•
Share MNPI with any outside person, unless required by your job and such person is under NDA, or as authorized by our Chief Compliance Officer or Chief Financial Officer; provided that a director may disclose such information to his or her affiliates so long as such affiliates have established their own insider trading controls and procedures in compliance with applicable securities laws. For further clarity, a director that is originally sponsored, nominated or designated by a third party person or entity (the “Sponsoring Party”) may share MNPI with their respective Sponsoring Party whether or not such Sponsoring Party is an affiliate of the director.
•
Give trading advice about the Company, unless the advice is to tell someone not to trade our securities because the trade would violate this Policy or the law; provided that a director may provide such advice to his or her affiliates so long as such affiliates have established their own insider trading controls and procedures in compliance with applicable securities laws.
•
Other than the exercise of equity awards issued by us, engage in transactions involving options or other derivative securities on our stock, such as puts and calls, whether on an exchange or in any other market.
•
Engage in hedging or monetization transactions involving our securities, such as zero cost collars and forward sale contracts, or contribute our securities to exchange funds in a manner that could be interpreted as hedging in our stock.

Printed or downloaded documents must be verified against the effective version.

CONFIDENTIAL INFORMATION

Do not distribute outside of Day One Biopharmaceuticals Inc. without a confidentiality agreement.

Exhibit 19.1

•
Engage in short sales of our securities, meaning a sale of securities that you do not own, including short sales “against the box”.
•
Use or pledge our securities as collateral in a margin account or as collateral for a loan unless the pledge has been approved by our Chief Compliance Officer or Chief Financial Officer.
•
Distribute our securities to limited partners, general partners or stockholders of any entity outside of a Trading Window or during a Blackout Period, unless those limited partners, general partners or stockholders have agreed in writing to hold the securities until the next Trading Window.
•
Engage in any of the above activities for securities you own in any other company if you have MNPI about that company obtained in the course of your service to the Company.
5.1.2
Additional Restrictions Applicable to Section 16 Insiders and Designated Insiders

All of the restrictions noted above for Insiders and elsewhere in this Policy also apply to our Section 16 Insiders and Designated Insiders.

Prior to trading our securities other than pursuant to a 10b5-1 Plan, Section 16 Officers and Designated Insiders must obtain pre- approval from our Chief Compliance Officer or Chief Financial Officer (or in the case of the Chief Compliance Officer or Chief Financial Officer, the Chief Executive Officer) by: (a) providing written notification of the amount and nature of the proposed trade, (b) certifying no earlier than two business days prior to the proposed trade that you have no MNPI and, to your knowledge, you will have no MNPI as of the proposed trade, and (c) receiving email confirmation from our Chief Compliance Officer or Chief Financial Officer approving the trade, which approval can be granted or denied at the Chief Compliance Officer’s or Chief Financial Officer’s discretion. You may satisfy (a) and (b) by emailing the required information and certification to our Chief Compliance Officer or Chief Financial Officer and must notify our Chief Compliance Officer or Chief Financial Officer promptly via email of any changes to the certification in (b) prior to the proposed trade.

5.1.3
Exceptions to Prohibited Activities

The trading restrictions of this Policy do not apply to the following:

•
401(k) Plan. Investing 401(k) plan contributions in a company stock fund in accordance with the terms of our 401(k) plan. However, any changes in your investment election regarding the Company’s securities are subject to trading restrictions under this Policy.
•
ESPP. Purchasing our stock through periodic, automatic payroll contributions under our Employee Stock Purchase Plan. Employees, other than Section 16 Insiders or Designated Insiders, may make changes in elections under the ESPP outside of a Trading Window or during a Blackout Period. Section 16 Insiders or Designated Insiders may not make any decrease in their elections under, or withdraw from, the ESPP outside of a Trading Window or during a Blackout Period. Moreover, any sales of stock acquired under the ESPP are subject to trading restrictions under this Policy.

Printed or downloaded documents must be verified against the effective version.

CONFIDENTIAL INFORMATION

Do not distribute outside of Day One Biopharmaceuticals Inc. without a confidentiality agreement.

Exhibit 19.1

•
Options. Exercising stock options granted under our equity incentive plans for cash or by delivering to the Company previously owned Company stock or through a net exercise of a stock option that is permitted by the Company’s equity incentive plan and that does not involve a sales of shares in the open market. Payment of taxes in connection with exercising stock options granted under our equity incentive plans pursuant to net settlement arrangements approved by the Company for the payment of taxes upon the exercise of stock options and that does not involve a sale of shares in the open market. However, the sale of any shares issued on the exercise of Company- granted stock options, as well as any cashless exercise of Company-granted stock options in which stock is sold on the open market to pay the exercise price or taxes (i.e., “same-day sales”) are subject to trading restrictions under this Policy.
•
RSUs. The settlement of RSUs pursuant to a net settlement or a “sale to cover” for non-discretionary, automatic tax withholdings initiated and approved by the Company for the payment of taxes upon the vesting of RSUs.
5.1.4
Other Legal Restrictions

The trading prohibitions of this Policy are not the only stock-trading rules and regulations you need to follow. You should be aware of additional prohibitions and restrictions set by contract or by federal and state securities laws and regulations (e.g., contractual restrictions on the resale of securities, rules on short swing trading by Section 16 Insiders, compliance with Rule 144 under the Securities Act of 1933, as amended, and others). Any Insider who is uncertain whether other prohibitions or restrictions apply should ask our Chief Compliance Officer or Chief Financial Officer.

5.2
When Trading is Allowed
5.2.1
Blackout Periods

You can only Trade in a Trading Window. Other than pursuant to an approved 10b5-1 Plan, Insiders are allowed to trade our securities only during a trading window period, which opens after the close of trading on the next full trading day following the widespread public release of our quarterly or year end operating results, and closes at the close of trading on the last day of the month of the then current quarter (the “Trading Window”). If the last day of the month falls on a weekend or U.S. federal holiday, the Blackout Period will begin after the closing of trading on the immediately preceding business day. For example, if we publicly announce our quarterly financial results after the close of trading on a Monday (or before trading begins on a Tuesday), then the first time an Insider can trade our securities is after the close of market on Tuesday (effectively at the opening of the market on Wednesday for regular trading). However, if we announce quarterly financial results after trading begins on that Tuesday, then the first time the Insider can trade is after the close of market on Wednesday (effectively at the opening of the market on Thursday for regular trading).

Even During a Trading Window, You Are Not Allowed to Trade While in Possession of MNPI. Even during a Trading Window, you still may not trade our securities if you possess MNPI at that time. An Insider who possesses MNPI during a Trading Window may only trade our securities after the close of trading on the next full trading day following our widespread public release of that MNPI.

Printed or downloaded documents must be verified against the effective version.

CONFIDENTIAL INFORMATION

Do not distribute outside of Day One Biopharmaceuticals Inc. without a confidentiality agreement.

Exhibit 19.1

You Cannot Trade During a Blackout Period. Even during a Trading Window, our Chief Compliance Officer or Chief Financial Officer, at his or her discretion, may designate special trading Blackout Periods that apply to specific individuals or groups of people (including all Insiders) for as long as our Chief Compliance Officer or Chief Financial Officer determines. No Insider subject to a Blackout Period may trade our securities during any such Blackout Period. Additionally, no Insider subject to a Blackout Period may tell anyone (other than an advisor authorized to effectuate trades on such Insider’s behalf) not subject to the Blackout Period that a Blackout Period has been designated or that one previously was in place because that also is confidential information that cannot be disclosed internally or externally; provided that each of the Chief Compliance Officer and Chief Financial Officer may, at his or her discretion, disclose the existence of a Blackout Period to third parties not subject to the Blackout Period.

5.2.2
Permitted Trades Under 10b5-1 Plans

We allow Insiders to trade in our securities while in possession of MNPI, outside of a Trading Window or during a Blackout Period, only pursuant to a “10b5-1 Plan.”

What Is a 10b5-1 Plan? A 10b5-1 Plan is a written plan for selling or purchasing a predetermined number of shares that is entered into while an Insider is not in possession of MNPI as contemplated in Rule 10b5-1.

How Do I Adopt a 10b5-1 Plan? We have engaged a broker to administer our 10b5-1 Plans, and any 10b5-1 Plan that you adopt must be adopted through that broker unless otherwise approved by our Chief Compliance Officer or Chief Financial Officer. If you are interested in setting up a 10b5-1 Plan, you should consult with our Chief Compliance Officer or Chief Financial Officer and make sure that:

•
The 10b5-1 Plan complies with the requirements of Rule 10b5-1 under the Exchange Act and this Policy.
•
You have certified to our Chief Compliance Officer or Chief Financial Officer in writing, no earlier than two business days prior to the date that the 10b5-1 Plan is formally adopted (and shall not have withdrawn such certification prior to such adoption), that as of such date and as of the adoption date of the 10b5-1 Plan, (i) you are not and, to your knowledge, will not be, aware of MNPI, (ii) all trades to be made pursuant to the 10b5-1 Plan will be in accordance with applicable SEC rules, (iii) you are adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b-5 of the Exchange Act, and (iv) you will act in good faith with respect to the 10b5-1 Plan throughout its duration. This certification may be made in an email to our Chief Compliance Officer or Chief Financial Officer. You must notify the Chief Compliance Officer or Chief Financial Officer promptly via email and withdraw the certification if any changes of circumstances prior to the adoption date of the 10b5-1 Plan have or will render such certification to be inaccurate as of that time.
•
The first trade under the 10b5-1 Plan does not occur (i) for a Section 16 Insider: until the later of (A) ninety (90) days after adoption of the 10b5-1 Plan and (B) two (2) business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 Plan was adopted that discloses the Company’s financial results (but not to exceed 120 days following the adoption of the 10b5-1 Plan); and (ii) for persons other than Section 16 Insiders: at least thirty (30) days after adoption of the 10b5-1 Plan, in each case, for 30 days following our Chief Compliance Officer’s or Chief Financial Officer’s approval of the 10b5-1 Plan. These waiting periods are collectively referred to as the “Cooling- Off Period.”

Printed or downloaded documents must be verified against the effective version.

CONFIDENTIAL INFORMATION

Do not distribute outside of Day One Biopharmaceuticals Inc. without a confidentiality agreement.

Exhibit 19.1

•
The 10b5-1 Plan is not a single-trade 10b5-1 Plan adopted during the 12-month period immediately following the person’s adoption of another single-trade 10b5-1 Plan, subject to the exceptions noted in Rule 10b5-1, which are provided for you in the Appendix.
•
The 10b5-1 Plan is adopted during a Trading Window and not during any Blackout Period.

An individual may have no more than one 10b5-1 Plan adopted at any point in time (i.e., multiple concurrent or overlapping plans are prohibited), subject to the exceptions noted in Rule 10b5-1, which are provided for you in the Appendix. One of these exceptions is for plans authorizing certain “sell-to-cover” transactions.

Approval of a 10b5-1 Plan by our Chief Compliance Officer or Chief Financial Officer and/or acknowledgment of a 10b5-1 Plan by the Company shall not be considered a determination by us or our Chief Compliance Officer or Chief Financial Officer that the 10b5-1 Plan satisfies the requirements of Rule 10b5-1.

How Do I Modify a 10b5-1 Plan? Once you have an approved 10b5-1 Plan in place, you will need approval from our Chief Compliance Officer or Chief Financial Officer to make certain changes to it. Modifying or changing the amount, price or timing of the purchase or sale of our securities underlying the 10b5-1 Plan (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price or timing of the purchase or sale of such securities) (any such modification or change, a “Plan Modification”) will be deemed to be the same as terminating your existing 10b5-1 Plan and entering into a new 10b5-1 Plan. As a result, the approval process for a Plan Modification is the same as the approval process for initially adopting a 10b5-1 Plan, including being subject to a new Cooling-Off Period. We discourage you from making multiple Plan Modifications, as that may give the appearance that you are trading on MNPI under the guise of that plan. Plan Modifications can only be made during a Trading Window and not during any Blackout Period and can be made only when you are not in possession of MNPI. For other modifications to a 10b5-1 Plan, you must notify our Chief Compliance Officer or Chief Financial Officer of such modification in writing at least two business days prior to the modification and such modification must be approved by the Chief Compliance Officer or Chief Financial Officer.

How Do I Terminate a 10b5-1 Plan? Once you have an approved 10b5-1 Plan in place, you will need approval from our Chief Compliance Officer or Chief Financial Officer to terminate it.

5.2.3
Other Trading Arrangements

Insiders are not allowed to enter into “non-Rule 10b5-1 trading arrangements” (as defined in Regulation S-K Item 408(c)) unless otherwise approved in advance by the Chief Compliance Officer or Chief Financial Officer.

5.3
Consequences for Violating Insider Trading Laws

The consequences of violating the insider trading laws can be severe. People who violate insider trading laws may be required to disgorge profits made or losses avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, pay civil fines of up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million for individuals and $25 million for entities and serve a prison term of up to 20 years. In addition, individual directors, officers and other supervisory personnel may also be required to pay major civil or criminal penalties for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.

Printed or downloaded documents must be verified against the effective version.

CONFIDENTIAL INFORMATION

Do not distribute outside of Day One Biopharmaceuticals Inc. without a confidentiality agreement.

Exhibit 19.1

5.4
Consequences of Violating This Policy

We may impose discipline on anyone violating this Policy, up to and including termination of employment, and we may issue stop transfer orders to our transfer agent to prevent any attempted trades that would violate this Policy.

5.5
Administration

The Chief Compliance Officer or Chief Financial Officer will administer and interpret this Policy and enforce compliance as needed. The Chief Compliance Officer or Chief Financial Officer may consult with the Company’s outside legal counsel as needed. The Chief Compliance Officer or Chief Financial Officer may designate other individuals to perform the Chief Compliance Officer’s or Chief Financial Officer’s duties under this Policy.

Neither the Company nor the Chief Compliance Officer nor the Chief Financial Officer will be liable for any act made under this Policy. Neither the Company nor the Chief Compliance Officer nor the Chief Financial Officer is responsible for any failure to approve a trade or for imposing any Blackout Period.

5.6
Reporting Violations

Any Insider who violates this Policy or any federal or state laws governing insider trading or tipping, or who knows of any such violation by any other Insider, must report the violation immediately to our Chief Compliance Officer. If you want to submit a concern or complaint regarding a possible violation of this Policy anonymously, you should follow the procedures outlined in our Whistleblower Policy (POL-016). Anyone who violates this Policy may be subject to disciplinary measures, which may include termination of employment.

5.7
Changes to This Policy

Our Board reserves the right in its sole discretion to modify or grant waivers to this Policy. Any amendments or waiver may be publicly disclosed if required by applicable laws, rules and regulations. For the avoidance of doubt, unless explicitly stated by the Board, any waiver, amendment or modification of the Policy by the Board shall not be considered a waiver of the Company’s Code of Business Conduct and Ethics (CODE-001).

5.8
Trading by The Company

We will not transact in our securities unless in compliance with applicable U.S. securities laws, rules and regulations and applicable Nasdaq listing standards.

6.0
References

Document ID	Document Title
CODE-001	Code of Business Conduct & Ethics
GUI-004	Day One Glossary
POL-016	Whistleblower Policy
7.0
Appendices

Exhibit A: Designated Insiders

Appendix : Exceptions to the Multiple, Overlapping 10b5-1 Plan Restriction

Printed or downloaded documents must be verified against the effective version.

CONFIDENTIAL INFORMATION

Do not distribute outside of Day One Biopharmaceuticals Inc. without a confidentiality agreement.

Exhibit 19.1

EXHIBIT A: Designated Insiders

All full-time employees

Printed or downloaded documents must be verified against the effective version.

CONFIDENTIAL INFORMATION

Do not distribute outside of Day One Biopharmaceuticals Inc. without a confidentiality agreement.

Exhibit 19.1

Appendix

Exceptions to the Multiple, Overlapping 10b5-1 Plan Restriction

Such exceptions are:

•
An eligible “sell-to-cover” 10b5-1 Plan where such plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights, and the Insider does not otherwise exercise control over the timing of such sales. For the avoidance of doubt, this exception does not extend to sales incident to the exercise of option awards.
•
A series of separate contracts with different broker-dealers or other agents acting on behalf of the person (other than the Company) to execute trades thereunder may be treated as a single 10b5-1 Plan, provided that the individual constituent contracts with each broker-dealer or other agent, when taken together as a whole, meet all of the applicable conditions of and remain collectively subject to the provisions of Rule 10b5-1, including that a modification of any individual contract acts as modification of the whole 10b5-1 Plan, as defined in Rule 10b5-1(c)(1)(iv). The substitution of a broker-dealer or other agent acting on behalf of the person (other than the Company) for another broker-dealer that is executing trades pursuant to a 10b5-1 Plan shall not be a “Plan Modification” as long as the purchase or sales instructions applicable to the substitute and substituted broker are identical with respect to the prices of securities to be purchased or sold, dates of the purchases or sales to be executed, and amount of securities to be purchased or sold.
•
One later-commencing 10b5-1 Plan for purchases or sales of any securities of the Company on the open market under which trading is not authorized to begin until after all trades under the earlier-commencing 10b5-1 Plan are completed or expired without execution. However, if the earlier commencing 10b5-1 Plan does not end naturally pursuant to its existing terms without action by the 10b5-1 Plan participant, the first trade under such later-commencing 10b5-1 Plan must be scheduled after the “Effective Cooling-Off Period,” or the Cooling-Off Period that would be applicable to the later-commencing 10b5-1 Plan if the date of adoption of the later-commencing 10b5-1 Plan were deemed to be the date of termination of the earlier-commencing 10b5-1 Plan.

Exceptions to the Single-Trade 10b5-1 Plan Restriction

There is an exception for eligible “sell-to-cover” 10b5-1 Plans where the plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights, and the Insider does not otherwise exercise control over the timing of such sales.

Printed or downloaded documents must be verified against the effective version.

CONFIDENTIAL INFORMATION

Do not distribute outside of Day One Biopharmaceuticals Inc. without a confidentiality agreement.

Exhibit 19.1

8.0
Revision History

Version	Effective Date	Change History
04	Current	Added Appendices
03	25 May 2024	Added Trading Window definition and updated Section 5.2.1
02	04 Mar 2024	Transposed to company policy template
01	17 Feb 2023	New Document Policy was approved by the Board on 17 Feb 2023.

Printed or downloaded documents must be verified against the effective version.

CONFIDENTIAL INFORMATION

Do not distribute outside of Day One Biopharmaceuticals Inc. without a confidentiality agreement.